EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Russell Stubbs, COO
Ronald Knutson, CFO
John Hickerson, CMO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces First Quarter Results

Dallas, Texas – May 5, 2009 – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended March 31, 2009.

For the quarter, revenue excluding fuel surcharges decreased 11.4%, to $83.1 million from $93.7 million during the first quarter of 2008.  Total revenue decreased 21.0% to $92.2 million from $116.7 million in the 2008 quarter.   For the quarter, the Company incurred an after tax loss of $6.1 million, or $0.36 per diluted share compared to an after tax loss of $825,000, or $0.05 per diluted share in the first quarter of 2008.  The increase in the loss was primarily driven by lower revenue volume and rates along with non-recurring severance incurred in the first quarter of 2009 and non-recurring gains realized in the first quarter of 2008.

Stoney M. (“Mit”) Stubbs, President and CEO commented, “Undoubtedly, the first quarter of 2009 was the toughest operating condition in the most recent history of our industry.  And, although our company continues to make strides to reduce operating costs, we were unable to generate an operating profit.  We continue to experience pricing pressures in an unprecedented soft market where freight supply significantly outweighs demand within industry-wide capacity issues.  Despite the economic headwinds that we face today, we can control and remain steadfast on delivering exceptional customer service and on-time delivery of committed capacity and will work with our loyal customer-base to get us through this economic recession.

“We believe that capacity will exit the marketplace through attrition of smaller carriers and independent owner-operators.  Our total fleet has decreased 3.1% to 1,966 tractors in service compared to 2,029 tractors at the end of the 2008 quarter.  Our independent owner-operator fleet decreased by 23.7% in an effort to utilize our existing company fleet.”

For the quarter, asset productivity (measured by revenue per truck per week) declined 7.1% to $3,094 from $3,332 during the first quarter of 2008.  Freight rates per loaded mile for our truckload services decreased to $1.39 from $1.45 in 2008 as pricing pressures continued.  Revenue per hundredweight for our less-than-truckload service increased to $14.50 from $14.40 as we attempted to maintain margins; however, total tonnage was down 10.1% compared to the year-ago quarter.

In early April 2009, the company announced a cost-reduction initiative.  The reduction included elimination of non-driver personnel, suspension of matching contributions to its 401(k) plan, consolidation of various business units and reduction of tractor counts.  As a result, non-driver employees declined by approximately 150 during the first quarter of 2009 bringing total non-driver headcount to nearly 700 employees compared with 855 at the end of 2008 for a reduction of nearly 17% of non-driver personnel.

Salaries, wages and related expenses increased on declining revenues primarily due to a shift away from independent contractors toward company drivers to optimize company fleet.  Driver salaries increased 5.5% over the year-ago quarter driven by the shift in company-provided trucks which was partially offset by a decline in non-driver salaries of 10.2% due to the reduction in non-driver headcount and an increase in health and medical expenses.  The first quarter of 2009 included severance of approximately $500,000 as a result of the workforce reduction which is not anticipated to repeat in subsequent quarters.

Purchased transportation expense, net of fuel surcharges, decreased 23.3% in the 2009 quarter compared with the 2008 quarter primarily driven by the reduction in independent owner-operators, freight brokerage loads and truck-rail movements.

Fuel expense declined $10.5 million or 43.3% as a result of decreasing fuel costs and improving miles per gallon to 6.09 in the first quarter of 2009 from 5.89 a year ago.  The company continues to see positive results in its fuel efficiency through managing speed levels and equipping its tractor fleet with aero-dynamic products.  We continue to place stringent controls over fuel costs by leveraging our volume purchase arrangements with suppliers and optimizing fuel stops at national centers.

The company continues to place heavy emphasis on liquidity and managing its working capital during this difficult economic cycle.  Cash flows from operations of $7.6 million were generated primarily through a decline in accounts receivable as past due balances declined, extended terms with many of our vendors, partially offset by our operating loss.  At March 31, 2009 the company had $5.9 million in cash and cash equivalents, $100 million in shareholders’ equity and no outstanding debt.

Mr. Stubbs concluded, “Looking ahead to the upcoming months, we still expect industry-wide capacity to outpace the demand for transportation services.  We are taking every action possible to drive costs out of our business while managing cash flows to the best of our ability during this time of severe economic recession.  This is not the first time our company has had to pull through a difficult freight market and economic downturn.  In the meantime, we remain focused and committed to offering exceptional service that customers have known and expected from us over the years.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products.  Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload.  We also provide brokerage/logistics services, as well as dedicated fleets to our customers.  Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net. To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0.  FFE’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission.  The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	March 31, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$5,932	$1,308
Accounts receivable, net	40,943	52,749
Tires on equipment in use, net	5,408	5,425
Deferred income taxes	943	2,666
Other current assets	12,280	10,822
Total current assets	65,506	72,970

Property and equipment, net	80,903	83,394
Other assets	5,250	5,822
Total assets	$151,659	$162,186

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$20,190	$21,148
Insurance and claims accruals	8,517	7,736
Accrued payroll and deferred compensation	5,043	4,396
Accrued liabilities	1,601	1,760
Total current liabilities	35,351	35,040

Long-term debt	-	-
Deferred income taxes	9,786	14,235
Insurance and claims accruals	6,600	6,460
Total liabilities	51,737	55,735

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 authorized;
18,572 shares issued and outstanding	27,858	27,858
Additional paid-in capital	2,499	5,412
Retained earnings	80,467	87,103
	110,824	120,373
Treasury stock (1,432 and 1,813 shares), at cost	(10,902)	(13,922)
Total shareholders' equity	99,922	106,451
Total liabilities and shareholders’ equity	$151,659	$162,186

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended March 31,
	2009	2008
Revenue	$92,207	$116,730
Operating expenses
Salaries, wages and related expenses	31,763	30,759
Purchased transportation	20,568	30,660
Fuel	13,769	24,293
Supplies and maintenance	12,253	12,850
Revenue equipment rent	9,783	7,920
Depreciation	4,590	4,786
Communications and utilities	1,268	1,085
Claims and insurance	4,489	4,160
Operating taxes and licenses	1,290	1,069
Gain on sale of property and equipment	(134)	(260)
Miscellaneous	1,089	1,124
Total operating expenses	100,728	118,446
Loss from operations	(8,521)	(1,716)
Interest and other (income) expense
Interest income	(4)	(14)
Interest expense	4	23
Equity in earnings of limited partnership	(56)	(173)
Life insurance and other	308	39
Total interest and other (income) expense	252	(125)
Pre-tax loss	(8,773)	(1,591)
Income tax benefit	(2,652)	(766)
Net loss	$(6,121)	$(825)

Net loss per share of common stock
Basic	$(0.36)	$(0.05)
Diluted	$(0.36)	$(0.05)
Weighted average shares outstanding
Basic	16,908	16,652
Diluted	16,908	16,652

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three-month periods ended March 31:

Revenue from: (a)	2009	2008
Temperature-controlled fleet	$32,586	$34,635
Dry-freight fleet	14,534	18,177
Total truckload linehaul services	47,120	52,812
Dedicated fleets	5,286	5,956
Total truckload	52,406	58,768
Less-than-truckload linehaul services	27,033	29,854
Fuel surcharges	9,157	22,994
Brokerage	2,441	3,594
Equipment rental	1,170	1,520
Total revenue	92,207	116,730

Operating expenses	100,728	118,446
Loss from freight operations	$(8,521)	$(1,716)
Operating ratio (b)	109.2%	101.5%

Total truckload revenue	$52,406	$58,768
Less- than- truckload revenue	27,033	29,854
Total linehaul and dedicated fleet revenue	$79,439	$88,622

Weekly average trucks in service	1,997	2,046
Revenue per truck per week (c)	$3,094	$3,332

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

             The following table summarizes and compares selected statistical data relating to our freight operations for each of the three-month periods ended March 31:

Truckload	2009	2008
Total linehaul miles (a)	37,456	40,066
Loaded miles (a)	33,855	36,545
Empty mile ratio (b)	9.6%	8.8%
Linehaul revenue per total mile (c)	$1.26	$1.32
Linehaul revenue per loaded mile (d)	$1.39	$1.45
Linehaul shipments (a)	36.6	36.1
Loaded miles per shipment (e)	925	1,012
LTL
Hundredweight	1,864,253	2,073,816
Shipments (a)	61.6	66.7
Linehaul revenue per hundredweight (f)	$14.50	$14.40
Linehaul revenue per shipment (g)	$439	$447
Average weight per shipment (h)	3,029	3,107

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of March 31:

	2009	2008
Total company-provided	1,551	1,485
Total owner-operator	415	544
Tractors in service	1,966	2,029
Trailers in service	3,996	4,156
Non-driver employees	711	904